Filed Pursuant to Rule 433
Issuer Free Writing Prospectus dated February 23, 2009 Relating to
Preliminary Prospectus Supplement dated February 23, 2009
to Prospectus dated September 22, 2006
Registration Statement No. 333-137526
Final Pricing Term Sheet
6.375% Senior Notes due 2015
7.375% Senior Notes due 2019

Issuer:	Waste Management, Inc.

Guarantor:	Waste Management Holdings, Inc.

Size:	$800,000,000 (including $350,000,000 aggregate principal amount of the 6.375% Senior Notes due 2015 (“2015 Notes”) and $450,000,000 aggregate principal amount of the 7.375% Senior Notes due 2019 (“2019 Notes”))

Maturity:	2015 Notes — March 11, 2015 2019 Notes — March 11, 2019

Coupon:	2015 Notes — 6.375% 2019 Notes — 7.375%

Price to Public:	2015 Notes — 99.650% of face amount 2019 Notes — 99.882% of face amount

Underwriting Discount:	2015 Notes — 0.60% of face amount 2019 Notes — 0.65% of face amount

Yield to maturity:	2015 Notes — 6.445% 2019 Notes — 7.391%

Spread to Benchmark Treasury:	2015 Notes — 4.625% 2019 Notes — 4.625%

Benchmark Treasury:	2015 Notes — 1.75% 1/31/14 2019 Notes — 2.75% 2/15/19

Benchmark Treasury Price and Yield:	2015 Notes — 99-21+ 1.820% 2019 Notes — 99-27+ 2.766%

Interest Payment Dates:	Semi-annually on March 11 and September 11, commencing September 11, 2009

Redemption Provisions:
Optional Redemption:	At any time for an amount equal to the greater of (1) 100% of the principal amount of the notes redeemed and repaid, or (2) the sum of the present values of the remaining scheduled payments of principal and interest on such notes discounted to the redemption date at the applicable Treasury Yield plus 50 basis points.

Change of Control Put:	A put right upon the occurrence of a change of control triggering event as described in the Preliminary Prospectus dated February 23, 2009.

Settlement:	T+3; February 26, 2009

CUSIP:	2015 Notes — 94106LAT6 2019 Notes — 94106LAU3

Joint Book-Running and	Barclays Capital Inc.
Joint Lead Managers	Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc. Greenwich Capital Markets, Inc.

Co-Managers	2015 Notes -
BNP Paribas Securities Corp
BNY Mellon Capital Markets LLC
Calyon Securities (USA) Inc.
PNC Capital Markets LLC
Scotia Capital (USA) Inc.
Wells Fargo Securities LLC

2019 Notes —
BNP Paribas Securities Corp
Goldman, Sachs & Co.
Mizuho Securities USA Inc.
Morgan Keegan & Company, Inc.
Scotia Capital (USA) Inc.
SunTrust Robinson Humphrey, Inc.

Anticipated Ratings:	Moody’s: Baa3 (Stable) S&P: BBB (Stable) Fitch: BBB (Stable)

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
The issuer has filed a registration statement (including a prospectus) and prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at 1-888-227-2275, Ext. 2663, Credit Suisse Securities (USA) LLC at 212-325-3225, Deutsche Bank Inc. toll-free at 1-800-503-4611 or Greenwich Capital Markets, Inc. toll-free at 1-866-884-2071.
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